Exhibit 14

CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT (the “Agreement”) is entered into this 9th day of March, 2021, by and between GOLDEN HARBOR LTD. (“Golden Harbor”) and BRASLYN LTD. (the “Custodian”).

Recitals:

WHEREAS, Golden Harbor owns certain shares of common stock of Inseego Corporation (the “Shares”); and

WHEREAS, Golden Harbor and the Custodian have agreed it is in each parties’ best interest for the Custodian to hold certain of the Shares from time to time in the Custodian’s name for the benefit of Golden Harbor and to assist in the sale of such Shares pursuant to the terms of this Agreement;

NOW, THEREFORE, for and in consideration of the promises contained herein and other good and valuable consideration, the parties hereto agree as follows:

1. Custody. Custodian hereby agrees that it will hold solely and exclusively for the benefit of Golden Harbor such number of Shares that Golden Harbor places in Custodian’s custody (the “Custody Shares”), and will follow all instructions of Golden Harbor with respect to the Custody Shares, including the sale of any Custody Shares. Set forth on Schedule A hereto is the number of Custody Shares as of the date hereof, which such schedule may be amended from time to time by the parties. Golden Harbor retains all voting rights and beneficial ownership of the Custody Shares in the Custodian’s custody. Golden Harbor hereby waives and releases Custodian from any and claims, damages, liabilities, costs and causes actions with respect to any action taken by the Custodian with respect to the Custody Shares.

2. Custodian’s Duties. Custodian shall have no duty with respect to any of the Custody Shares other than the duty to use reasonable care in the safe custody of the Custody Shares and to follow all instructions of Golden Harbor.

3. Representations and Warranties of Golden Harbor. Golden Harbor warrants and represents to Custodian (which representations and warranties shall be deemed continuing): (a) Golden Harbor has not transferred, assigned, pledged, liened or encumbered any of its right, title or interest to the Custody Shares except as set forth in this Agreement, (b) there are no contractual, charter or other restrictions preventing Golden Harbor from entering into and performing this Agreement, (c) this Agreement has been duly authorized, executed and delivered by Golden Harbor and constitutes a legal, valid and binding obligation of Golden Harbor, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights; and (d) the execution, delivery and performance by Golden Harbor of this Agreement and the exercise by Custodian of its rights and remedies hereunder do not and will not result in the violation of the by-laws or charter of Golden Harbor, any violation of any material provision of any agreement, indenture, instrument or any violation in any material respects of any applicable law by which Golden Harbor is bound or to which Golden Harbor is subject.

4. Term. This Agreement shall become effective only when accepted by Custodian and, when so accepted, shall constitute a continuing agreement and shall remain in full force and effect until the sale or liquidation of all of the Custody Shares or upon notice of termination by Golden Harbor.

5. Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors and assigns.

6. Construction and Applicable Law. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be held to be prohibited or invalid under any applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Bahamas without giving effect to the conflict of laws principles thereof.

7. Custodian’s Exoneration. Under no circumstances shall Custodian be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Custody Shares of any nature or kind, other than the custody thereof, or any matter or proceedings arising out of or relating thereto.

8. Obligations Not Affected. The obligations of the parties hereunder shall remain in full force and effect without regard to, and shall not be impaired by any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like.

IN WITNESS WHEREOF, the parties have signed, sealed and delivered this Agreement on the day and year first above written.

GOLDEN HARBOR LTD.

By:	/s/ Jason C. Callender
Name:	Jason C. Callender
Title:	Director

BRASLYN LTD.

By:	/s/ Jason C. Callender
Name:	Jason C. Callender
Title:	Director